ORBITAL SCIENCES CORPORATION	EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges

				Six Months Ended
		Pro Forma (b)		June 30,		Years ended December 31,

		Six months ended 6 /30/02	Year ended 12/31/02	2003	2002	2002	2001 (a)	2000 (a)	1999 (a)	1998

Earnings—

Pre-Tax income (loss) from continuing operations		$3,996	$15,225	$(1,190)	$7,753	$13,685	$(95,614)	$(303,576)	$(184,280)	$(54,600)

Add:	Allocated losses of equity investees	—	—	—	—	—	26,495	119,183	84,545	75,052

	Fixed charges	9,063	21,285	14,249	8,437	22,824	28,839	29,613	25,850	9,434
	Amortization of capitalized interest	90	182	90	90	182	222	3,846	4,893	1,504

Less:	Interest capitalized	—	—	—	—	—	—	(1,846)	(3,100)	(1,705)

Earnings		$13,149	$36,692	$13,149	$16,280	$36,691	$(40,058)	$(152,780)	$(72,092)	$29,685

Fixed Charges—

	Interest costs, both capital and expense, and amortization of debt costs	$7,037	$15,911	$12,223	$5,780	$17,450	$24,410	$25,883	$22,920	$7,511

	Portion of rental expense representative of interest factor	2,026	5,374	2,026	2,657	5,374	4,429	3,730	2,930	1,923

Fixed Charges		$9,063	$21,285	$14,249	$8,437	$22,824	$28,839	$29,613	$25,850	$9,434

Ratio of Earnings to Fixed Charges		1.5	1.7	0.9	1.9	1.6	—	—	—	3.1

(a)	For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax income (loss) from continuing operations and fixed charges less capitalized interest. Earnings are also adjusted to exclude allocated share of losses of affiliates. Fixed charges consist of interest expense, capitalized interest, a portion of rental expense (deemed by management to be representative of the interest factor of rental payments) and amortization of debt issuance costs. Earnings were inadequate to cover fixed charges by approximately $68.9 million, $182.4 million and $97.9 million for the years ending December 31, 2001, 2000 and 1999, respectively.

(b)	The pro forma presentation of the ratio of earnings to fixed charges gives effect to the Company's refinancing transactions of July 10, 2003 as if they had occurred on January 1, 2002.